EX-n

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Jackson National Life Insurance Company and Contract Owners of Jackson National Separate Account IV:

We consent to the use of our reports on the consolidated financial statements of Jackson National Life Insurance Company (the Company) dated March 7, 2011 and on the financial statements of Jackson National Separate Account IV dated March 1, 2011, incorporated herein by reference in the Post-Effective Amendment to Form N-4 of Jackson National Separate Account IV.

As discussed in Note 4 to the consolidated financial statements of Jackson National Life Insurance Company, the Company has changed its method of evaluating other-than-temporary impairments of debt securities due to the adoption of FASB Staff Position No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (included in FASB ASC Topic 320, Investments – Debt and Equity Securities), as of January 1, 2009.

As discussed in Note 4 to the consolidated financial statements, during 2010 the Company consolidated entities formerly considered to be QSPEs due to the adoption of ASU 2010-10, “Amendment for Certain Investment Funds”, as of January 1, 2010.

/s/  KPMG LLP

Chicago, Illinois

April 26, 2011